                                          NEWS RELEASE

Valerie C. Carlson Corporate Communications 203.338.2351 Fax: 203.338.3461 valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE
April 26, 2010

PEOPLE’S UNITED FINANCIAL NAMES JOHN BARNES INTERIM
PRESIDENT AND CEO, SUCCEEDING PHILIP R. SHERRINGHAM

BRIDGEPORT, CT – People’s United Financial Inc., (NASDAQ: PBCT), a diversified financial services company, today announced that John P. (Jack) Barnes, the Company’s Senior Executive Vice President and Chief Administrative Officer, has been named interim President and Chief Executive Officer.  He succeeds Philip R. Sherringham, who has resigned by mutual agreement with the Board of Directors from the Company and the Board.

The Board is conducting a search for a permanent CEO and will evaluate both internal and external candidates.  To assist in the search, the Board has retained Russell Reynolds, a leading executive search firm with extensive experience in the financial services sector.

The Company has also created an Office of the Chairman and CEO which includes Chairman of the Board George P. Carter; Jack Barnes; Paul Burner, Chief Financial Officer; and Robert E. Trautmann, General Counsel.

George Carter said, “Over the past 2 ½ years Philip Sherringham has managed People’s United through a challenging environment and the Board appreciates his contributions in getting us to this point.  Today, the Company is in a very strong strategic and financial position with an enviable footprint, fortress balance sheet, solid asset quality, and many growth opportunities.  However, the Board believes that new leadership is necessary to take the Company to the next level.  We will continue to pursue our strategy of deploying the bank’s excess capital through  open bank acquisitions as well as opportunistic FDIC-assisted transactions.  We also remain committed to delivering increased value to our shareholders over the long term.”

Mr. Carter continued, “We are fortunate to have a talented management team and are pleased that Jack Barnes, with his extensive banking experience and deep knowledge of our Company, has agreed to step in as interim CEO.  The Board is confident the Company won’t miss a beat.”

Jack Barnes said, “People’s United, the largest bank headquartered in New England, is an outstanding franchise with leading shares in a number of New England markets, exceptional asset quality, a solid and growing commercial loan portfolio, and award-winning customer service.  As interim CEO, I look forward to working closely with our Board, management team, and dedicated employees as we build on our strong platform to drive People’s United’s continuing success.”

Mr. Barnes has served as Senior Executive Vice President and Chief Administrative Officer for People’s United Financial following the acquisition of Chittenden Corporation in early 2008.  In this position, he has managed Information Technology, Operations, Real Estate Services and Business Services.  Mr. Barnes joined Chittenden Bank in 1983 after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer in 1988.  In 1990, he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which included IT, Operations and other centralized services for the corporation.

Webcast Presentation
People’s United Financial will host a webcast to discuss this announcement today at 9:00 a.m. Eastern Time. The call may be heard through www.peoples.com by selecting "Investor Relations" in the "About People's" section on the home page, and then selecting "Conference Calls" in the "News and Events" section.  The call will be archived on the web site and available for approximately 90 days.

Forward-Looking Statements Disclosure and "Safe Harbor" Note
Certain statements contained in this release are forward-looking in nature.  These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions.  Such statements represent the Board’s and management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed.  All forward-looking statements are subject to risks and uncertainties that could result in outcomes (including those affecting People’s United Financial’s actual operating results or financial condition) that differ materially from those expressed in or implied by such statements.  Factors of particular importance to People’s United Financial include, but are not limited to:  (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets; (9) competition and its effect on pricing, spending, third-party relationships and revenues; (10) the successful integration of acquired companies; and (11) the Company’s success in addressing management succession issues in a timely and effective manner.  People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

People's United Financial, Inc., a diversified financial services company with approximately $22 billion in assets, provides consumer and commercial banking services through its subsidiary, People’s United Bank, with nearly 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through additional subsidiaries, People's United provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

# # #